EXHIBIT 99.1

FOR IMMEDIATE RELEASE

      Douglas Hamilton to Step Down as COO/CFO of Javelin Pharmaceuticals, Inc.

CAMBRIDGE, Mass., Feb. 10 /PRNewswire-FirstCall/ -- Javelin Pharmaceuticals, Inc. (OTC Bulletin Board: JVPH.OB - News) announced today that Douglas A. Hamilton, Chief Operating Officer and Chief Financial Officer, will be returning to the venture capital community. Mr. Hamilton will remain in his position until a successor is named, and will continue as CFO through completion of the fiscal year-end 2005 financial reports.

Daniel B. Carr, MD, Chief Executive Officer and Chief Medical Officer commented, "Doug Hamilton's exceptional skills and energy were instrumental in bringing Javelin from an early-stage company to one that is now well positioned to become a successful high-growth global specialty pharmaceutical company. His commitment to a smooth and orderly succession process shows his character and dedication that have made it a privilege to work alongside him."

"I am leaving Javelin in a good place -- well capitalized with a strong management team and on the brink of commercialization of its first product," said Douglas Hamilton. "Over the past five years, I have taken great pride and enjoyed helping to build Javelin and intend to return to the venture capital community to help entrepreneurs create earlier-stage companies."

About Javelin Pharmaceuticals, Inc.

Javelin is a specialty pharmaceutical company, applying innovative, proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information please visit the website http://www.javelinpharmaceuticals.com.

Forward Looking Statement

This news release may contain forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.

Contacts: The LaVoie Group: Bryan P. Murphy, (781) 596-0200 Ext.105
Javelin Pharmaceuticals, Inc.: June C. Gregg, (212) 554-4550